Exhibit (c)(48)

Confidential – Preliminary Draft PROJECT BRONCO FOLLOW-UP DISCUSSION TOPICS July 6, 2018 Project Bronco |

Confidential – Preliminary Draft DISCUSSION TOPICS 1 Recap of July 3 Meeting Tax Update 2 Follow-up Requests from July 3 Meeting 3 Page 1 Project Bronco |

Confidential – Preliminary Draft PRO FORMA VALUE TO AR vs. STATUS QUO 1.60x 1.65x 1.70x 1.75x Shares Issued Source: Antero management projections. (1) Status quo market value assumes current AM holdings * current AM price. Pro forma market value assumes pro form a holdings * current AMGP share price. Page 2 Project Bronco | Cash Received Cash Received Cash Received Equi ty Excha nge Ra ti o 1.60x 1.65x 1.70x 1.75x $0 $250 $500 $750 $20$127$233$337 144248352456 263368472575 382486694 590 10.5 mm Shares Issued to Series B Equi ty Excha nge Ra ti o $0 $250 $500 $750 $12$119$225$329 135240344448 255359463567 374478686 582 14.5 mm to Series B Increase in Value to AR vs. Status Quo = Increase in Cash Received + Increase in Market Value of Midstream Holdings (1) Equi ty Excha nge Ra ti o 1.60x 1.65x 1.70x 1.75x $0 $250 $500 $750 $4$111$217$321 127232336440 247351456559 366471678 575 18.5 mm Shares Issued to Series B PV-10 of Increase in Value to Antero Resources (2019-2022)

Confidential – Preliminary Draft HISTORICAL HOLDINGS ($ and shares in millions) OF SELECTED MANAGEMENT @ AMGP IPO 05/03/17 Current 07/03/18 12/31/17 03/31/18 Market Cap Less: Peg Series B Pool $4,375 $3,672 $2,977 $3,540 (2,000) (2,000) (2,000) (2,000) $2,375 $1,672 $977 $1,540 Shares Held Share Price 35.9 37.3 37.3 37.3 $23.50 $19.72 $15.99 $19.01 Market Value to Paul / Glen $844 $736 $597 $710 Shares Held Share Price 26.4 26.1 26.1 26.1 $21.14 $19.00 $19.85 $21.34 Source: Capital IQ and SEC filings. Note: Shares held exclude options and non-vested shares. Page 3 Project Bronco | Market Value to Paul / Glen $558 $497 $519 $558 AR AMGP Net to Paul / Glen (81.1%) $114 $80 $47 $74 Conversion Value (5.92%) $141 $99 $58 $91 Series B

Confidential – Preliminary Draft Combining AR, AM & AMGP would likely create a sum-of-the-parts discount The pro forma integrated E&P company would need to trade at a cash flow multiple beyond its E&P peer group and “elite E&P” peer group in order to maintain the current sum-of-the-parts (“SOTP”) valuation Pro Forma Market Capitalization (assuming 10% premium) (2) Required Cash Flow Multiple to Match Current SOTP 2019 Cash Flow Multiples (1) ($ in millions) $17,041 14.9x AMGP AMGP + AR AMGP + AR + AM Multiple Required to Reach AR Elite E&P AR AM AMGP Peer Group (4) Peer Group (5) Current SOTP Value (3) Source: Antero management projections and Wall Street consensus estimates. (1) AR cash flow represents Discretionary Cash Flow (= net income + DD&A + non-cash taxes). AM and AMGP cash flow, respectively, represents distributable cash flow attributable to LP unitholders / shareholders at a full payout. Assumes that AMGP acquires each of AR and AM at a 10% premium, and no change to the AMGP pro forma share price. Utilizes 2019E pro forma combined discretionary cash flow of $2,287 million. AR Peer Group: COG, EQT, GPOR, RRC, SWN. Elite E&P Peer Group: COG, CXO, EOG, FANG, PXD. (2) (3) (4) (5) Page 4 Project Bronco | 10.7x 3.6x $7,442 $3,540 7.5x 7.3x 3.8x

Confidential – Preliminary Draft A strong valuation arbitrage between E&P and midstream still exists, despite the recent pressure against the MLP model EV / 2019E EBITDA Multiples EV / 2019E EBITDA Multiples (1) EV / 2019E EBITDA Multiples (1) Source: Wall Street consensus estimates. (1)Excludes IDR distributions to sponsor. Page 5 Project Bronco | Sponsored Midstream Median: 9.7x 11.2x 11.0x 9.8x 9.5x 10.3x 9.0x 8.7x 8.8x Non-Sponsored Midstream Median: 10.5x 14.5x 9.9x 11.1x 7.8x Gas-Weighted Upstream Median: 5.6x 7.1x 6.8x 5.0x 6.2x 4.5x 4.7x

Confidential – Preliminary Draft

Highly Unlikely that AMGP would have the desire to acquire AR

BAIRD

AMGP public shareholders own ~25% of AR shares outstanding

			Value of Holdings ($mm)			Ownership at Each Antero Family					
Investor	Total Antero Family Market Cap	% of Total Market Cap Owned	AR	AMGP	AM	Shares-AR	AR % Ownership	Shares-AMGP	AMGP % Ownership	Shares- AM	AM% Ownership
1 SailingStone Capital Partners	$744	4.7%	$744	$0	$0	34,867,589	11.0%		0.0%		0.0%
2 The Baupost Group	567	3.6%	567	0	0	26,587,791	8.4%		0.0%		0.0%
3 Tortoise Capital Advisors	448	2.8%	9	106	333	426,849	0.1%	5,568,945	3.0%	11,306,444	6.0%
4 Goldman Sachs Asset Management	444	2.8%	29	105	310	1,354,827	0.4%	5,528,048	3.0%	10,512,159	5.6%
5 The Vanguard Group	438	2.8%	433	5	0	20,310,821	6.4%	249,399	0.1%		0.0%
6 FPR Partners	360	2.3%	245	115	0	11,482,583	3.6%	6,050,092	3.2%		0.0%
7 BlackRock	287	1.8%	265	5	17	12,422,965	3.9%	276,718	0.1%	574,012	0.3%
8 Sound Shore Management	248	1.6%	248	0	0	11,620,868	3.7%		0.0%		0.0%
9 Neuberger Berman	245	1.6%	27	33	185	1,287,715	0.4%	1,724,404	0.9%	6,281,423	3.4%
10 Brave Warrior Advisors	235	1.5%	235	0	0	10,988,904	3.5%		0.0%		0.0%
11 Temasek Holdings	208	1.3%	208	0	0	9,755,618	3.1%		0.0%		0.0%
12 Alps Advisors	204	1.3%	0	1	203	8,110	0.0%	66,650	0.0%	6,887,061	3.7%
13 Oppenheimer Asset Management	193	1.2%	10	133	49	484,263	0.2%	6,999,102	3.8%	1,668,425	0.9%
14 Harvest Fund Advisors	183	1.2%	0	36	146	22,841	0.0%	1,912,955	1.0%	4,962,047	2.7%
15 Tinicum Capital Partners	161	1.0%	0	42	119		0.0%	2,227,200	1.2%	4,027,276	2.2%
16 Canton Investment Holdings	156	1.0%	82	74	0	3,847,251	1.2%	3,891,100	2.1%		0.0%
17 Chickasaw Capital Management	143	0.9%	0	0	143		0.0%		0.0%	4,869,017	2.6%
18 Thompson, Siegel & Walmsley	142	0.9%	142	0	0	6,677,371	2.1%		0.0%		0.0%
19 State Street Global Advisors	141	0.9%	140	1	0	6,567,941	2.1%	69,011	0.0%		0.0%
20 Atlantic Trust Advisors	134	0.8%	0	80	54		0.0%	4,225,250	2.3%	1,836,196	1.0%
21 Salient Capital Advisor	132	0.8%	0	2	130		0.0%	96,634	0.1%	4,417,234	2.4%
22 Wellington Management Company	125	0.8%	123	1	0	5,779,274	1.8%	63,898	0.0%		0.0%
23 Dimensional Fund Advisors	117	0.7%	117	0	0	5,499,386	1.7%	3,252	0.0%		0.0%
24 Key Group Holdings	116	0.7%	116	0	0	5,445,777	1.7%		0.0%		0.0%
25 Yale University	96	0.6%	96	0	0	4,516,262	1.4%		0.0%		0.0%
26 Millenium Management	82	0.5%	82	0	0	3,830,049	1.2%		0.0%		0.0%
27 Eagle Global Advisors	80	0.5%	0	43	37		0.0%	2,281,161	1.2%	1,257,849	0.7%
28 UBS Asset Management	72	0.5%	15	0	57	706,989	0.2%		0.0%	1,948,482	1.0%
29 Cohen & Steers Capital Management	65	0.4%	0	65	0		0.0%	3,436,318	1.8%		0.0%
30 Stanford Management Company	62	0.4%	48	14	0	2,246,194	0.7%	730,804	0.4%		0.0%

Source: Capital IQ and SEC filings as of July 3, 2018.

Project Bronco | Page 6